EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in Amendment No. 1 to the proxy statement/prospectus (Form S-4 No. 333-237584) of AcelRx Pharmaceuticals, Inc. and Tetraphase Pharmaceuticals, Inc. for the registration of common shares of AcelRx Pharmaceuticals, Inc. and to the incorporation by reference therein of our report dated March 11, 2020, with respect to the consolidated financial statements of Tetraphase Pharmaceuticals, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2019, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Boston, Massachusetts

April 21, 2020